UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

AMENDMENT NO. 3 TO
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

           TALISMAN ENERGY INC.
(Exact name of Registrant as specified in its charter)

Canada	None
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 3400, 888 - 3rd Street S.W. Calgary, Alberta Canada	T2P 5C5
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

Securities Act registration statement file number to which this form relates:    None  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

        None
(Title of Class)

Talisman Energy Inc. (the “Company”) entered into a Shareholder Rights Plan Agreement dated as of March 3, 1999. This agreement was amended and restated in 2002 to update its terms to reflect those prevalent in rights plans adopted by other Canadian public companies, to reflect the change of the rights agent and to extend the term of the agreement. In 2005, the agreement was amended to extend the term of the agreement and to re-set the exercise price of each Right (as defined below) to Cdn.$200, subject to adjustment. The Company’s Shareholder Rights Plan Agreement was further amended in 2008 to further extend the term of the agreement until 2011. The Company’s Shareholder Rights Plan Agreement was most recently amended and restated in 2011 to further extend the term of the agreement until 2014 and to provide for the reconfirmation of the Rights Plan by shareholders at every third annual meeting.

Items 1 and 2 of the Company’s Registration Statement on Form 8-A, which was filed on March 4, 1999, and later amended on June 9, 2005 and May 1, 2008 are amended as set forth below. Any capitalized terms not defined herein shall have the meanings set forth in the Amendment to the Form 8-A filed on June 9. 2005.

Item 1.                      Description of Securities.

The Board of Directors of the Company authorized the issuance of one common share purchase right (a “Right”) in respect of each common share of the Company (the “Common Shares”) outstanding at the close of business (Calgary time) on March 3, 1999 (the “Record Time”) and in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time and the Expiration Time (as defined below). The description and terms of the Rights are set forth in a Shareholder Rights Plan Agreement, dated as of March 3, 1999, as amended and restated (the “Amended and Restated Agreement”) as of May 4, 2011 between the Company and Computershare Trust Company of Canada, as Rights Agent.  The Amended and Restated Agreement is referred to as the “Rights Agreement”.

The Rights Agreement has been amended to continue the Rights Agreement for another three years and to provide for the reconfirmation of the Rights Agreement by shareholders at every third annual meeting, and that the Rights Agreement as so amended be restated.

In summary, the amendments to the Rights Agreement include amending the definition of “Expiration Time” to remove a specified expiration date (the existence of which necessitates an amendment to the Rights Agreement in order to effect each continuance of the Rights Agreement) and adding a provision requiring the reconfirmation of the Rights Agreement at every third annual meeting of shareholders of the Company. The reconfirmation provision provides that if the Rights Agreement is not reconfirmed by resolution of the Independent Shareholders (as defined in the Rights Agreement) at every third annual meeting of shareholders of the Company or is not presented for reconfirmation at any such meeting, the Rights Agreement will, unless a Flip-in Event (as defined in the Rights Agreement) occurs prior to the date of any such meeting, terminate and the Rights, unless earlier redeemed by the Board of Directors of the Company, will expire on such date. This provision is typical of many current shareholder rights plans in Canada, and will facilitate future continuances of the Rights Agreement without requiring amendments of the Rights Agreement.

The Amended and Restated Agreement is attached as Exhibit 1 hereto and is incorporated by reference herein. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

Item 2                      .           Exhibits.

1.
Shareholder Rights Plan Agreement, dated as of March 3, 1999 and Amended and Restated as of May 4, 2011 between Talisman Energy Inc. and Computershare Trust Company of Canada which includes as Attachment 1 thereto the Form of Rights Certificate.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  May 4, 2011

TALISMAN ENERGY INC.

By:           “R. Rooney”
Name:           Robert R. Rooney
Title:           Executive Vice-President, Legal and General Counsel

Exhibit Index

Exhibit Number	Exhibit Description

1.
Shareholder Rights Plan Agreement, dated as of March 3, 1999 and Amended and Restated as of May 4, 2011 between Talisman Energy Inc. and Computershare Trust Company of Canada which includes as Attachment 1 thereto the Form of Rights Certificate.